Exhibit 99.1

Gentherm Reports 2020 Second Quarter Results

Reduced Operating Expenses by 30% from the Prior-year Period

Strong Cash Flow Generation in the First Half of 2020 Despite Unprecedented Market Challenges

Total Liquidity of $369 Million at Quarter End

NORTHVILLE, Michigan, August 4, 2020 /Global Newswire/ - Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management technologies, today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter Highlights

•	Product revenues of $136.1 million decreased 44.1% from $243.3 million in the 2019 second quarter
•	Excluding the impact of foreign currency translation and divested assets, product revenues decreased 42.3% year over year
•	GAAP diluted loss per share was $0.32 compared to diluted earnings per share of $0.08 for the prior-year period
•	Adjusted loss per share (see table herein) was $0.30. Adjusted earnings per share in the prior-year period was $0.47
•	Secured automotive new business awards totaling $300 million

Phil Eyler, Gentherm's President and CEO, said “I am proud of the team for their strong execution in the second quarter despite the unprecedented uncertainties created by the worldwide COVID-19 pandemic. While the Company’s revenue performance reflects the challenges in the underlying markets, our ongoing disciplined approach to managing expenses allowed us to reduce operating expense by 30% from a year ago.  In Medical, we delivered double-digit revenue growth both year over year and sequentially. Importantly, we generated a 24% increase in cash flow from operations in the first half of 2020 versus the prior-year period.

“While the COVID-19 pandemic will continue to create challenges and uncertainties in the near term, the momentum we are seeing in new awards, winning the coveted General Motors Supplier of the Year award, coupled with aggressive cost management and our strong balance sheet position us well to continue to deliver over the long term,” continued Eyler.

2020 Second Quarter Financial Review

Product revenues for the second quarter of 2020 of $136.1 million declined $107.3 million, or 44.1%, as compared to the prior-year period. Excluding the impact of foreign currency translation and divested assets, product revenues declined 42.3% year over year.

Automotive revenues declined 45.8% year over year. All product categories saw revenue declines except Electronics. Adjusting for foreign currency translation, organic Automotive revenues decreased 44.9% year over year.  According to IHS Markit, actual light vehicle production declined by approximately 38.9% when compared to the second quarter of 2019 in the Company’s key markets of North America, Europe, China, Japan and Korea.

The 14.3% revenue decrease in Industrial resulted from the divestiture of Global Power Technologies (“GPT”), which was sold on October 1, 2019. The decrease was partially offset by year-over-year growth of 18.2% in Gentherm Medical, primarily due to increased demand for our Blanketrol® solutions, including the support of temperature management for COVID-19 patients.

See the “Revenue by Product Category” table included below for additional detail.

The gross margin rate decreased to 19.6% in the current-year period, compared with 29.9% in the prior-year period, primarily as a result of lower Automotive volume due to the COVID-19 pandemic and annual customer price reductions. These were partially offset by supplier cost reductions and positive sales mix as a result of the strength in our Medical business.

Net research and development (R&D) expenses of $15.3 million in the 2020 second quarter decreased $3.9 million, or 20.3%, year over year as a direct result of cost reduction initiatives and lower incentive compensation.

Selling, general and administrative (SG&A) expenses of $21.9 million in the 2020 second quarter decreased $10.3 million, or 32.0%, versus the prior-year period. The year-over-year decline was primarily driven by the impact of cost reduction initiatives, lower incentive compensation and the divestiture of the GPT business.

During the quarter, the Company reduced its restructuring expenses by a net $0.6 million, primarily as a result of proactively reducing cash restructuring costs associated with previously announced plan to improve the Company’s manufacturing productivity and rationalize its footprint.

As described more fully in the table included below, “Reconciliation of Net (Loss) Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $0.1 million during the second quarter of 2020 compared to $32.2 million in the prior year.

Income tax expense in the 2020 second quarter was $0.2 million, as compared with $5.5 million in the prior-year period. The tax amount in 2020 included the effect of the settlement and closure of multi-year international tax audits of $3.4 million. Adjusted for the audit settlement impacts, the effective tax rate was 31.4%. This rate differed from the Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions.

GAAP diluted loss per share for the second quarter of 2020 was $0.32 compared with diluted earnings per share of $0.08 for the prior-year period. Adjusted diluted loss per share, excluding restructuring expenses, income from sale of patents, unrealized currency gain, and other impacts (see table herein), was $0.30. Adjusted diluted earnings per share in the prior-year period was $0.47.

As a result of the unprecedented uncertainty facing the automotive industry and global economy, Gentherm withdrew its 2020 guidance on March 25, 2020 and is not providing an update at this time. However, the Company expects product revenues in the third quarter of 2020 to improve sequentially to be in the range of $210 to $240 million.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-855-327-6837 (callers in the U.S.) or +1-631-891-4304 (callers outside this U.S.). The passcode for the live call is 10010358.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately 2 hours after the call until 11:59 pm Eastern Time on August 18, 2020. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 10010358.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 11,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including that: COVID-19 and its direct and indirect adverse impacts on the automobile and medical industries and global economy has, and will continue to have, an adverse effect on, among other things, the Company’s results of operations, financial condition, cash flows, liquidity, business operations and stock price; future borrowing availability under the Company’s revolving credit facility is subject to compliance with covenants thereunder, and the deterioration of the Company’s financial performance (including consolidated EBITDA) due to the COVID-19 has caused the borrowing availability to be, and it may continue to be for at least the next 12 months, substantially less than the full amount of revolving credit facility; the Company’s failure to be in compliance with covenants under the revolving credit facility due to COVID-19 or otherwise could result in an event of default thereunder, and if the lenders thereunder do not agree to amend or waive, the amounts outstanding under the revolving credit facility may be accelerated and may become immediately due and payable; additional financing by accessing the capital markets may not be available on acceptable terms, if at all, due to the impact of COVID-19 and additional indebtedness may harm the Company’s financial position and impact the Company’s ability to comply with covenants under the Company’s revolving credit facility; the Company may not realize the expected benefits from any restructuring initiatives it may pursue as a result of the effects of COVID-19 or otherwise; declines in automobile production may have an adverse impact; sales may not increase and the projected future sales volumes on which the Company manages its business may be inaccurate; new business awards may not be converted into product revenues and our projections thereof are not updated after the date initially communicated to us by customers, including for the impact of COVID-19 on future business; new or improved competing products may be developed by competitors with greater resources; customer preferences may shift, including due to the evolving use of automobiles and technology; the Company may lose suppliers or customers; market acceptance of the Company’s existing or new products may decrease; currency exchange rates may change unfavorably; pricing pressures from customers may increase; the macroeconomic environment may present adverse conditions; new products may not be feasible; work stoppages impacting the Company, its suppliers or customers, due to labor matters, civil or political unrest, infectious diseases and epidemics or other reasons, could harm the Company’s operations; free trade agreements may be altered or additional tariffs may be implemented; customers may not accept pass-through of tariff costs; the Company may be unable to protect its intellectual property in certain jurisdictions; there may be manufacturing or design defects or other quality issues with the Company’s products; the Company may be unable to effectively implement ongoing restructuring and other cost-savings measures or realize the full amount of estimated savings; the Company’s business may be harmed by security breaches and other disruptions to its IT systems; the Company may be unable to comply with or may incur increased costs associated with complying with domestic and international regulations, which could change in an unfavorable manner; and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations,  acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof, each of which may present material risks to the Company’s business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF (LOSS) INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Product revenues	$136,061	$243,326	$364,674	$501,247
Cost of sales	109,326	170,612	271,872	353,226
Gross margin	26,735	72,714	92,802	148,021
Operating expenses:
Net research and development expenses	15,341	19,255	33,101	38,152
Selling, general and administrative expenses	21,889	32,171	47,729	64,822
Restructuring expenses	(598)	1,231	3,168	3,145
Total operating expenses	36,632	52,657	83,998	106,119
Operating (loss) income	(9,897)	20,057	8,804	41,902
Interest expense, net	(1,361)	(1,240)	(2,109)	(2,608)
Foreign currency loss	(1,741)	(804)	(2,679)	(601)
Gain on sale of business	—	—	—	4,970
Impairment loss	—	(9,885)	—	(20,369)
Other income	2,882	171	3,146	314
(Loss) earnings before income tax	(10,117)	8,299	7,162	23,608
Income tax expense	205	5,548	5,611	12,443
Net (loss) income	$(10,322)	$2,751	$1,551	$11,165
Basic (loss) earnings per share	$(0.32)	$0.08	$0.05	$0.33
Diluted (loss) earnings per share	$(0.32)	$0.08	$0.05	$0.33
Weighted average number of shares – basic	32,580	33,441	32,635	33,508
Weighted average number of shares – diluted	32,580	33,574	32,869	33,651

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY

(Unaudited, in thousands)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Climate Control Seats (CCS)	$49,879	$88,437	(43.6)%	$132,407	$182,791	(27.6)%
Seat Heaters	33,342	73,628	(54.7)%	97,874	147,548	(33.7)%
Electronics	13,488	11,454	17.8%	23,864	24,306	(1.8)%
Automotive Cables	9,833	22,205	(55.7)%	31,973	45,955	(30.4)%
Steering Wheel Heaters	7,980	16,029	(50.2)%	27,215	32,999	(17.5)%
Battery Thermal Management (BTM)	6,653	8,897	(25.2)%	17,862	19,641	(9.1)%
Other Automotive	3,211	9,050	(64.5)%	9,663	18,817	(48.6)%
Subtotal Automotive	124,386	229,700	(45.8)%	340,858	472,057	(27.8)%
Medical	11,675	9,881	18.2%	23,816	18,068	31.8%
GPT	—	3,745	(100.0)%	—	7,704	(100.0)%
CSZ-IC	—	—	0.0%	—	3,418	(100.0)%
Subtotal Industrial	11,675	13,626	(14.3)%	23,816	29,190	(18.4)%
Total Company	136,061	243,326	(44.1)%	364,674	501,247	(27.2)%

Total Core Businesses (Automotive and Medical)	$136,061	$239,581	(43.2)%	$364,674	$490,125	(25.6)%

GENTHERM INCORPORATED

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net (loss) income	$(10,322)	$2,751	$1,551	$11,165
Add back:
Income tax expense	205	5,548	5,611	12,443
Interest expense	1,361	1,240	2,109	2,608
Depreciation and amortization	9,847	11,094	20,000	22,074
Adjustments:
Restructuring expense	(598)	1,231	3,168	3,145
Impairment loss	—	9,885	—	20,369
Gain on sale of business	—	—	—	(4,970)
Acquisition transaction expense	—	342	—	380
Unrealized currency loss (gain)	1,609	71	2,374	(923)
Gain on sale of patents	(1,978)	—	(1,978)	—
CFO transition expenses	—	—	—	1,065
Adjusted EBITDA	$124	$32,162	$32,835	$67,356

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), each, a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated August 4, 2020 and also is included in the presentation entitled “Q2 2020 Gentherm Incorporated Earnings Conference Presentation,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA and Adjusted EPS as supplemental measures of its operating performance. Management provides Adjusted EBITDA and Adjusted EPS measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or Adjusted EPS in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Transaction related current expenses
Acquisition transaction expenses	$—	$342	$—	$380
Non-cash purchase accounting impacts
Customer relationships amortization	1,595	1,936	3,191	3,764
Technology amortization	438	498	877	980
Inventory fair value adjustment	108	117	216	156
Other effects
Restructuring expenses	(598)	1,231	3,168	3,145
Gain on sale of business	—	—	—	(4,970)
Gain on sale of patents	(1,978)	—	(1,978)	—
Impairment loss	—	9,885	—	20,369
Unrealized currency (gain) loss	1,609	71	2,374	(923)
CFO transition	—	—	—	1,065
Total acquisition transaction expenses, purchase accounting impacts and other effects	$1,174	$14,080	$7,848	$23,966
Tax effect of above	(619)	(1,117)	(2,329)	(905)
Net income effect	$555	$12,963	$5,519	$23,061

Earnings per share - difference
Basic	$0.02	$0.39	$0.17	$0.69
Diluted	$0.02	$0.39	$0.17	$0.69
Adjusted earnings per share
Basic	$(0.30)	$0.47	$0.22	$1.02
Diluted	$(0.30)	$0.47	$0.22	$1.02

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$209,170	$50,443
Restricted cash	2,505	2,505
Accounts receivable, less allowance of $1,800 and $1,193, respectively	118,885	159,710
Inventory:
Raw materials	61,762	61,323
Work in process	6,575	7,444
Finished goods	44,293	49,712
Inventory, net	112,630	118,479
Other current assets	36,592	42,726
Total current assets	479,782	373,863
Property and equipment, net	149,240	160,605
Goodwill	64,629	64,572
Other intangible assets, net	48,399	49,783
Operating lease right-of-use assets	12,780	11,587
Deferred income tax assets	57,972	57,650
Other non-current assets	10,568	9,326
Total assets	$823,370	$727,386
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$65,521	$83,035
Current lease liabilities	4,184	4,586
Current maturities of long-term debt	2,500	2,500
Other current liabilities	63,805	66,583
Total current liabilities	136,010	156,704
Long-term debt, less current maturities	198,099	78,124
Pension benefit obligation	7,690	8,057
Non-current lease liabilities	10,097	6,751
Other non-current liabilities	2,153	5,100
Total liabilities	$354,049	$254,736
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 32,639,752 and 32,674,354 issued and outstanding at June 30, 2020 and December 31, 2019, respectively	104,113	102,507
Paid-in capital	9,770	10,852
Accumulated other comprehensive loss	(47,845)	(42,441)
Accumulated earnings	403,283	401,732
Total shareholders’ equity	469,321	472,650
Total liabilities and shareholders’ equity	$823,370	$727,386

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Operating Activities:
Net income	$1,551	$11,165
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,488	22,217
Deferred income taxes	(913)	3,070
Stock based compensation	3,909	3,291
Defined benefit plan income	(278)	(699)
Allowance for credit losses	605	545
Loss on sale of property and equipment	339	227
Operating lease expense	3,490	2,903
Impairment loss	—	20,369
Gain on sale of business	—	(4,970)
Gain on sale of patents	(1,978)	—
Changes in assets and liabilities:
Accounts receivable	37,805	(4,021)
Inventory	5,292	1,650
Other assets	2,888	276
Accounts payable	(17,753)	(9,528)
Other liabilities	(5,218)	(6,087)
Net cash provided by operating activities	50,227	40,408
Investing Activities:
Purchases of property and equipment	(7,500)	(13,024)
Acquisition of intangible assets	(3,141)	—
Proceeds from the sale of patents and property and equipment	1,061	82
Proceeds from divestiture of business	—	47,500
Acquisition of subsidiary, net of cash acquired	—	(15,476)
Net cash (used in) provided by investing activities	(9,580)	19,082
Financing Activities:
Borrowing of debt	201,193	28,371
Repayments of debt	(81,830)	(61,120)
Cash paid for financing costs	—	(1,278)
Cash paid for the cancellation of restricted stock	(471)	(926)
Proceeds from the exercise of Common Stock options	6,178	4,771
Cash paid for the repurchase of Common Stock	(9,092)	(33,040)
Net cash provided by (used in) financing activities	115,978	(63,222)
Foreign currency effect	2,102	293
Net increase (decrease) in cash, cash equivalents and restricted cash	158,727	(3,439)
Cash, cash equivalents and restricted cash at beginning of period	52,948	39,620
Cash, cash equivalents and restricted cash at end of period	$211,675	$36,181
Supplemental disclosure of cash flow information:
Cash (refund) paid for taxes	$(3,117)	$3,522
Cash paid for interest	$1,967	$2,712

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